Exhibit 99.1

Smith Barney Bristol Energy Fund L.P.
Annual Report December 31, 2006

CITIGROUP MANAGED FUTURES LLC

To the Limited Partners of
Smith Barney Bristol Energy Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By: Jennifer Magro Chief Financial Officer and Director Citigroup Managed Futures LLC General Partner, Smith Barney Bristol Energy Fund L.P.
Citigroup Managed Futures LLC 731 Lexington Avenue 25th Floor New York, N.Y. 10022 212-559-2011

Independent Auditor’s Report

The Partners
Smith Barney Bristol Energy Fund L.P.:

We have audited the accompanying statements of financial condition of Smith Barney Bristol Energy Fund L.P. (the ‘‘Partnership’’), as of December 31, 2006 and 2005, and the related statements of income and expenses, changes in partners’ capital, and cash flows for the year ended December 31, 2006 and for the period September 6, 2005 (commencement of trading operations) to December 31, 2005. These financial statements are the responsibility of the Partnership’s management. Our responsiblity is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used an significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Smith Barney Bristol Energy Fund L.P. as of December 31, 2006 and 2005, and the results of its operations, changes in its partners’ capital and its cash flows for the year ended December 31, 2006 and for the period September 6, 2005 to December 31, 2005 in conformity with U.S. generally accepted accounting principles.

New York, New York
March 22, 2007

Smith Barney Bristol Energy Fund L.P.
Statements of Financial Condition
December 31, 2006 and 2005

	2006	2005
Assets:
Investment in Master, at fair value	$156,083,053	$15,332,303
Cash	6,305	12,900
	$156,089,358	$15,345,203
Liabilities and Partners’ Capital:
Liabilities:
Accrued expenses:
Brokerage commissions (Note 3c)	$487,779	$48,852
Management fees (Note 3b)	259,283	25,930
Administrative fees (Note 3a)	64,821	6,483
Professional fees	27,352	20,588
Other	4,726	3,890
Due to CGM for offering costs (Note 6)	—	59,713
Redemptions payable (Note 5)	1,761,713	—
	2,605,674	165,456
Partners’ Capital (Notes 1 and 5):
General Partner, 564.9760 and 1 Unit equivalent outstanding in 2006 and 2005, respectively	620,711	1,043
Special Limited Partner 703.2443 and 121.7373 Redeemable Units outstanding in 2006 and 2005, respectively	772,619	126,933
Limited Partners, 138,433.6336 and 14,486.8608 Redeemable Units of Limited Partnership Interest outstanding in 2006 and 2005, respectively	152,090,354	15,051,771
	153,483,684	15,179,747
	$156,089,358	$15,345,203

See accompanying notes to financial statements.

Smith Barney Bristol Energy Fund L.P.
Statements of Income and Expenses for the year ended December 31, 2006 and for the period September 6, 2005
(commencement of trading operations)
to December 31, 2005

	2006	2005
Income:
Realized gains (losses) on closed positions allocated from Master	$5,655,034	$(136,673)
Change in unrealized gains (losses) in open positions allocated from Master	(2,401,477)	980,950
Interest income allocated from Master	3,873,346	34,924
Expenses allocated from Master	(544,930)	(8,738)
Net gains (losses) on trading of commodity interests:
Realized gains on closed positions	—	186,867
Change in unrealized losses on open positions	—	(43,548)
	6,581,973	1,013,782
Interest income (Note 3c)	—	85,571
	6,581,973	1,099,353
Expenses:
Brokerage commissions including clearing fees of $0, and $5,576 (Note 3c)	3,746,194	208,427
Management fees (Note 3b)	1,991,127	89,291
Administrative Fees (Note 3a)	497,781	22,324
Professional fees	83,229	21,674
Other expenses	56,530	3,890
	6,374,861	345,606
Net income before allocation to Special Limited Partner	207,112	753,747
Allocation to Special Limited Partner (Note 3b)	659,994	126,933
Net income (loss) available for pro rata distribution	$(452,882)	$626,814

Net income per Redeemable Unit of Limited Partnership Interest and General Partner Unit equivalent (Notes 1 and 7)	$59.66	$44.28

See accompanying notes to financial statements.

Smith Barney Bristol Energy Fund L.P.
Statements of Changes in Partners’ Capital
for the year ended December 31, 2006 and for the period September 6, 2005
(commencement of trading operations)
to December 31, 2005

	Limited Partners	Special Limited Partner	General Partner	Total
Initial capital contributions, 1 Unit of Limited Partnership Interest and General Partner’s contribution representing 1 Unit equivalent	$1,000	$—	$1,000	$2,000
Proceeds from offering of 11,923 Units of Limited Partnership Interest (Note 1)	11,923,000	—	—	11,923,000
Offering costs (Note 6)	(75,000)	—	—	(75,000)
Opening Partnership Capital for operations	11,849,000	—	1,000	11,850,000
Sale of 2,562.8608 Redeemable Units of Limited Partnership Interest	2,576,000	—	—	2,576,000
Addition of 121.7373 Redeemable Units of Special Limited Partnership Interest	—	126,933	—	126,933
Net income for pro rata distribution	626,771	—	43	626,814
Partners’ Capital at December 31, 2005	15,051,771	126,933	1,043	15,179,747
Sale of 130,813.3575 Redeemable Units of Limited Partnership Interest	144,788,325	—	—	144,788,325
Addition of 563.9760 Units of General Partner Interest	—	—	640,000	640,000
Allocation of 581.5070 Redeemable Units of Special Limited Partnership Interest	—	659,994	—	659,994
Redemption of 6,866.5847 Redeemable Units of Limited Partner Interest	(7,331,500)	—	—	(7,331,500)
Net loss for pro rata distribution	(418,242)	(14,308)	(20,332)	(452,882)
Partners’ Capital at December 31, 2006	$152,090,354	$772,619	$620,711	$153,483,684

Net asset value per Redeemable Unit:

2005	$1,038.99
2006	$1,098.65

See accompanying notes to financial statements.

Smith Barney Bristol Energy Fund L.P.
Statements of Cash Flows for the year ended December 31, 2006 and for the period September 6, 2005
(commencement of trading operations) to
December 31, 2005

	2006	2005
Cash flows from operating activities:
Net income (loss)	$(452,882)	$626,814
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Changes in operating assets and liabilities:
Purchase of investment in Master, at fair value	(146,215,252)	(14,477,858)
Proceeds from sale of investment in Master	12,046,475	—
Net unrealized (appreciation) depreciation on investment in Master	(6,581,973)	(854,445)
Accrued expenses:
Increase (decrease) in brokerage commissions	438,927	48,852
Increase (decrease) in management fees	233,353	25,930
Increase (decrease) in administrative fees	58,338	6,483
Increase (decrease) in other	836	3,890
Increase (decrease) in professional fees	6,764	20,588
Net cash provided by (used in) operating activities	(140,465,414)	(14,599,746)

Cash flows from financing activities:
Proceeds from additions — Limited Partners	144,788,325	14,501,000
Proceeds from additions — General Partners	640,000	—
Payments for redemptions — Limited Partners	(5,569,787)	—
Payments for offering costs	(59,713)	(15,287)
Allocation of Units — Special Limited Partner	659,994	126,933
Net cash provided by (used in) financing activities	140,458,819	14,612,646

Net change in cash	(6,595)	12,900
Cash, at beginning of period	12,900	—
Cash, at end of period	$6,305	$12,900
Non-Cash Financing Activities:
Contribution of open commodity futures and options positions	$—	$16,018

See accompanying notes to financial statements.

Smith Barney Bristol Energy Fund L.P.

Notes to Financial Statements

1.    Partnership Organization:

Smith Barney Bristol Energy Fund L.P. (the ‘‘Partnership’’) is a limited partnership which was organized on April 20, 2005 under the partnership laws of the State of New York to engage in the speculative trading of a diversified portfolio of commodity interests including futures contracts, options and forward contracts. The commodity interests that are traded by the Partnership are volatile and involve a high degree of market risk.

Between May 15, 2005 (commencement of the offering period) and September 1, 2005, 11,925 redeemable units of Limited Partnership Interest (‘‘Redeemable Units’’) were sold at $1,000 per Redeemable Unit. The proceeds of the initial offering were held in an escrow account until September 6, 2005 at which time they were remitted to the Partnership for trading. The Partnership was authorized to sell 100,000 Redeemable Units of Limited Partnership Interest during its initial offering period. The Partnership privately and continuously offers Redeemable Units.

Citigroup Managed Futures LLC acts as the general partner (the ‘‘General Partner’’) of the Partnership. The Partnership’s commodity broker is Citigroup Global Markets Inc. (‘‘CGM’’). CGM is an affiliate of the General Partner. The General Partner is wholly owned by Citigroup Global Markets Holdings Inc. (‘‘CGMHI’’), which is the sole owner of CGM. CGMHI is a wholly owned subsidiary of Citigroup Inc.

Effective December 1, 2005, the Partnership allocated substantially all of its capital to the CMF SandRidge Master Fund L.P. (the ‘‘Master’’), a limited partnership organized under the partnership laws of the State of New York. The partnership purchased 14,410.6191 Reedemable Units of SandRidge Master with cash equal to $14,477,858 and a contribution of open commodity futures and option positions with a value of $(16,018). The Master was formed in order to permit commodity pools managed now or in the future by SandRidge Capital, L.P. (‘‘SandRidge’’) using its Energy Program, to invest together in one trading vehicle. The General Partner of the Partnership is the general partner of the Master. Individual and pooled accounts currently managed by SandRidge, including the Partnership are permitted to be Limited Partners of the Master. The General Partner and SandRidge believe that trading through this structure should promote efficiency and economy in the trading process. Expenses to investors as a result of the investment in the Master are approximately the same and redemption rights are not affected.

As of December 31, 2006 and 2005 the Partnership owned 72.3% and 100%, respectively of the Master. It is the Partnership’s intention to continue to invest substantially all of its assets in the Master. The performance of the Partnership is directly affected by the performance of the Master.

The financial statements of the Master, including the condensed schedule of investments are contained elsewhere in this report and should be read together with the Partnership’s financial statements.

The General Partner and each limited partner share in the profits and losses of the Partnership, after the allocation to the Special Limited Partner in proportion to the amount of partnership interest owned by each except that no limited partner shall be liable for obligations of the Partnership in excess of their initial capital contribution and profits, net of distributions.

The Partnership will be liquidated upon the first to occur of the following: December 31, 2025; the net asset value of a Redeemable Unit decreases to less than $400 per Redeemable Unit as of a close of any business day; a decline in net assets after trading commences to less than $1,000,000; or under certain other circumstances as defined in the Limited Partnership Agreement.

2.    Accounting Policies:

a.	The value of the Partnership’s investment in the Master reflects the Partnership’s proportional interest in the Partners’ Capital of the Master. All of the income and expenses and unrealized and realized gains from commodity transactions of the Master are allocated pro rata among the investors at the time of such determination. All commodity interests (including derivative financial instruments and derivative commodity instruments) held by the Master are used for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded in the statements of financial condition at fair value on the last business day of the year, which represents market value for those commodity interests for which market quotations are readily

Smith Barney Bristol Energy Fund L.P.

Notes to Financial Statements

available. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing on the last business day of the year. Realized gains (losses) and changes in unrealized gains (losses) on open positions are recognized in the period in which the contract is closed or the changes occur and are included in net gains (losses) on trading of commodity interests.

b.	Income taxes have not been provided as each partner is individually liable for the taxes, if any, on their share of the Partnership’s income and expenses.

c.	The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

d.	Certain prior period amounts have been reclassified to conform to current year presentation.

3.    Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Partnership including selecting one or more advisors to make trading decisions for the Partnership. The Partnership will pay the General Partner a monthly administrative fee in return for its services to the Partnership equal to 1/24 of 1% (0.5% per year) of month-end Net Assets of the Partnership. Month-end Net Assets, for the purpose of calculating administrative fees are Net Assets, as defined in the Limited Partnership Agreement, prior to the reduction of redemptions. This fee may be increased or decreased at the discretion of the General Partner.

b.	Management Agreement:

The General Partner, on behalf of the Partnership, has entered into a Management Agreement with SandRidge, a registered commodity trading advisor. The Partnership pays SandRidge a monthly management fee equal to 1/6 of 1% (2% per year) of month-end Net Assets allocated to SandRidge, as defined in the Management Agreement, earned by SandRidge for the Partnership. Month-end Net Assets, for the purpose of calculating management fees are Net Assets, as defined in the Limited Partnership Agreement, prior to the reduction of redemptions and incentive fees.

In addition, SandRidge is a Special Limited Partner of the Partnership and receives a quarterly Profit Share allocation to its capital account in the Partnership equal to 20% of New Trading Profits, as defined in the Management Agreement, earned on behalf of the Partnership during each calendar year in the form of Special Limited Partners Units.

c.	Customer Agreement:

The Partnership has entered into a Customer Agreement which provides that the Partnership will pay CGM a monthly brokerage fee equal to 5/16 of 1% (3.75% per year) of month-end Net Assets, allocated pro rata from the Master, in lieu of brokerage commissions on a per trade basis. Month-end Net Assets, for the purpose of calculating commissions are Net Assets, as defined in the Limited Partnership Agreement, prior to the reduction of accrued expenses and redemptions payable. CGM will pay a portion of brokerage fees to its financial advisors who have sold Redeemable Units in this Partnership. All National Futures Association (‘‘NFA’’) fees, exchange, cleaning, user, give-up and floor brokerage fees will be borne by the Master and allocated to the Partnership through its investment in the Master. All of the Partnership’s assets are deposited in the Partnership’s account at CGM. The Partnership’s cash is deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. CGM has agreed to pay the Partnership interest on 80% of the average daily equity allocated pro rata to the Partnership by the Master during each month at a 30-day U.S. Treasury bill rate determined weekly

Smith Barney Bristol Energy Fund L.P.

Notes to Financial Statements

by CGM based on the average noncompetitive yield on 3-month U.S. Treasury bills maturing in 30 days from the date on which such weekly rate is determined. The Customer Agreement between the Partnership and CGM gives the Partnership the legal right to net unrealized gains and losses. The Customer Agreement may be terminated upon notice by either party.

4.    Trading Activities:

The results of the Master’s trading activities are shown in the Master’s statement of income and expenses.

5.    Distributions and Redemptions:

Distributions of profits, if any, will be made at the sole discretion of the General Partner and at such times as the General Partner may decide. A limited partner may require the Partnership to redeem their Redeemable Units at their Net Asset Value as of the last day of each month on 10 days notice to the General Partner. No fee will be charged for redemptions.

6.    Offering and Organization Costs:

Offering and organization costs of $75,000 relating to the issuance and marketing of the Partnership’s Redeemable Units offered were initially paid by CGM. These costs were recorded as due to CGM in the statements of financial condition. These costs were reimbursed to CGM by the Partnership in 12 monthly installments (together with interest at the prime rate quoted by JPMorgan Chase & Co.).

As of December 31, 2006, all costs have been reimbursed to CGM. In addition, the Partnership has recorded interest expense of $1,307 and $1,416 for the year ended December 31, 2006 and the period from September 6, 2005 to December 31, 2005, which is included in other expenses.

7.    Financial Highlights:

Changes in the Net Asset Value per Redeemable Unit of Partnership interest for the year ended December 31, 2006 and for the period September 6, 2005 (commencement of trading operations) to December 31, 2005, is as follows:

	2006	2005
Net realized and unrealized gains*	$70.09	$57.96
Interest income	41.48	6.33
Expenses**	(51.91)	(19.01)
Increase for the period	59.66	45.28
Net Asset Value per Redeemable Unit, beginning of period	1,038.99	1,000.00
Offering cost adjustment	—	(6.29)
Net Asset Value per Redeemable Unit, end of period	$1,098.65	$1,038.99
Redemption/subscription value per Redeemable Unit versus net asset value per Redeemable Unit	—	3.69
Redemption/subscription value per Redeemable Unit, end of period***	$1,098.65	$1,042.68

*	Includes brokerage commissions and expenses allocated from Master

**	Excludes brokerage commissions and expenses allocated from Master

***	For the purpose of a redemption/subscription, any remaining accrued liability for reimbursement of offering costs will also not reduce redemption/subscription net asset value per redeemable units.

Smith Barney Bristol Energy Fund L.P.

Notes to Financial Statements

	2006	2005
Ratios to Average Net Assets:
Net investment loss before allocation to special limited partner*****	(3.3)%	(5.2	)%****
Operating Expenses	7.5%	7.9	%****
Allocation to special limited partner	0.7%	0.9%
Total expenses	8.2%	8.8%
Total return:
Total return before allocation to special limited partner	6.2%	4.8%
Allocation to special limited partner	(0.5)%	(0.9)%
Total return after allocation to special limited partner	5.7%	3.9%

****	Ratios to average net assets other than allocation to special limited partner are annualized.

*****	Interest income less total expenses (exclusive of allocation to special limited partner)

         The above ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the Limited Partner class using the Limited Partners’ share of income, expenses and average net assets.

8.    Financial Instrument Risks:

In the normal course of its business the Partnership, through its investment in the Master, is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures and options, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash flows, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange or over-the-counter (‘‘OTC’’). Exchange traded instruments are standardized and include futures and certain option contracts. OTC contracts are negotiated between contracting parties and include forwards and certain options. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk with respect to exchange traded instruments is reduced to the extent that an exchange or clearing organization acts as a counterparty to the transactions. The Partnership’s/Master’s risk of loss in the event of counterparty default is typically limited to the amounts recognized in the statements of financial condition and not represented by the contract or notional amounts of the instruments. The Partnership, through its investment in the Master has credit risk and concentration risk because the sole counterparty or broker with respect to the Partnership’s/Master’s assets is CGM.

The General Partner monitors and controls the Partnership’s/Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Partnership/Master is subject. These monitoring systems allow the General Partner to statistically analyze actual trading results with risk adjusted performance indicators and correlation statistics. In addition, on-line monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of December 31, 2006. However, due to the nature of the Partnership’s/Master’s business, these instruments may not be held to maturity.

CITIGROUP MANAGED FUTURES LLC
731 Lexington Avenue • 25th Floor
New York, NY 10022-4614

Publication #5

©	2006 Citigroup Global Markets Inc. Member SIPC. All rights reserved.
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